                                                                    EXHIBIT 12.1

                               COMCAST CORPORATION
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                                  Years Ended December 31,
                                                            -----------------------------------------------------------------------
                                                               2002            2001           2000           1999            1998
                                                            ---------       ---------      ---------      ---------       ---------
Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
    before cumulative effect of accounting
     change                                                 ($  276)        $   224        $ 2,021        $   730         $ 1,003


  Minority Interest                                             212             160            115             (5)            (44)

  Income tax (benefit) expense                                  134             470          1,429            696             592

  Equity in net loss of affiliates                              103              29             22             (1)            516

  Fixed charges                                                 884             734            728            617             473
                                                            ---------       ---------      ---------      ---------       ---------

                                                            $ 1,057         $ 1,617        $ 4,315        $ 2,037         $ 2,540
                                                            =========       =========      =========      =========       =========

Fixed charges:

  Interest expense                                          $   884         $   734        $   728        $   617         $   473
                                                            =========       =========      =========      =========       =========

Ratio of earnings to fixed charges (1)                         1.20            2.20           5.93           3.30            5.37



----------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense.